                                                             Exhibit 10(3)

                         [Solutia, Inc. Letterhead]




                                        January 23, 2001


Mr. Michael E. Miller

Dear Mike:

You have indicated a desire to retire. In order to encourage you to remain with Solutia and manage the currently contemplated portfolio changes and the $100 million cost reduction implementation, Solutia agrees that your employment with Solutia during the period from the date of this letter through January 23, 2002 (the "Employment Period") shall be on the terms and conditions set forth in this letter.

EMPLOYMENT
During the Employment Period you will devote all business time to the duties of employment with Solutia, acting in the best interests of Solutia and its stockholders and engaging in no conflict of interest with Solutia.

SALARY AND BONUS ELIGIBILITY
Solutia will compensate you in accordance with the terms and conditions as in effect immediately prior to the date of this Agreement, including eligibility for an award for the 2001 plan year under the terms of the Solutia Inc. Annual Incentive Plan. Any award would be paid at the same time as awards are made to other Solutia employees under the Plan.

RETENTION PAYMENT
Additionally, if you are continuously employed by Solutia on a full-time basis from the date of this Agreement until January 23, 2002, Solutia will pay you the sum of $1,100,000, subject to the discretion of the ECDC described below. Payment shall be made on March 30, 2002. In the event of your death or permanent and total disability (which shall be determined by the ECDC in its discretion) prior to January 23, 2002, a pro rata payment shall be made as soon as practical to your wife if she is then living. Notwithstanding anything to the contrary in this paragraph, you shall not be entitled to any payment under this paragraph if prior to January 23, 2002, you become entitled to payment under Section 6 of the Employment Agreement between you and Solutia dated February 28, 1998.

PERFORMANCE-BASED OPTIONS
On January 23, 2001, Solutia granted you 100,000 performance-based stock options under the Solutia Inc. Stock-Based Incentive Plan, all or part of which will vest on January 23, 2002, provided that you have been continuously employed by Solutia from the date of this Agreement through January 23, 2002. The number which will vest will be determined by the ECDC upon the recommendation of the CEO based on the evaluation of your performance in the following areas: (i) managing certain portfolio changes;
(ii) taking appropriate steps for the strategic realignment of Solutia's interests in its joint ventures; (iii) achieving the cost savings contemplated by the restructuring and realignment announced by the Company in fourth quarter 2000. Any options that do not vest on January 23, 2002 will be forfeited.

ECDC DISCRETION
It is the intention of Solutia that performance at the target level will result in the vesting of 70,000 options on January 23, 2002. The remaining 30,000 options may be vested in the discretion of the ECDC either in recognition of extraordinary performance or in lieu of some portion of the $1,100,000 payment described above. For this purpose, options shall be valued using the Black Scholes methodology with assumptions consistent with those used for financial reporting purposes.

GENERAL
All amounts required by law to be withheld from any payment made pursuant to this Agreement including any and all amounts required to be withheld by the Internal Revenue Code or by the Federal Insurance Contribution Act, will be withheld.

This Agreement will be binding upon and inure to the benefit of you and your estate and Solutia and any successor, direct or indirect of Solutia, whether such succession, direct or indirect of Solutia, results from a merger, consolidation, liquidation, reorganization, purchase of securities, acquisition of assets or otherwise.

If you are in agreement with the above, please sign in the space indicated below.

                                    SOLUTIA INC.



                                    By: /s/ John C. Hunter
                                       ---------------------------
                                       John C. Hunter
                                       Chairman and Chief Executive Officer


Agreed to as of this 23rd day of January 2001



/s/ Michael E. Miller
--------------------------
Michael E. Miller